UNITED STATES PATENT AND TRADEMARK OFFICE
BEFORE THE PATENT TRIAL AND APPEAL BOARD

RESTEM, LLC., :
Petitioner, :
: Case
v. : IPR2021-01535
:
JADI CELL, LLC, :
Patent Owner. :
------------------------ :

REMOTE DEPOSITION VIA ZOOM OF:
CAMILLO RICORDI, M.D.
FRIDAY, AUGUST 26, 2022

REPORTED BY:
SILVIA P. WAGE, CCR, CRR, RPR

August 26, 2022
10:00 a.m.

Remote deposition via Zoom of CAMILLO RICORDI, M.D., pursuant to agreement before SILVIA P. WAGE, a Certified Shorthand Reporter, Certified Realtime Reporter, Registered Professional Reporter, and Notary Public for the States of New Jersey, New York and Pennsylvania.

A P P E A R A N C E S:

BRYAN CAVE LEIGHTON & PAISNER LLP
Attorneys for Petitioner
1290 Avenue of the Americas
New York, New York 10104
(212) 541-2000
Ethan.fitzpatrick@bclplaw.com
Kchooper@bclplaw.com
BY: ETHAN FITZPATRICK, ESQ.
BY: KEVIN HOOPER, ESQ.

THORPE NORTH & WESTERN LLP
Attorneys for Jadi Cell
175 South Main Street, Suite 900
Salt Lake City, Utah 84111
(801) 566-6633
Hansen@tnw.com
BY: JED HANSEN, ESQ.

I N D E X

E X H I B I T S

PREVIOUSLY MARKED EXHIBITS

\- - -
DEPOSITION SUPPORT INDEX
\- - -

Direction to Witness Not to Answer
Page Line
NONE

Request for Production of Documents
Page Line
NONE

Stipulations
Page Line
NONE

Question Marked
Page Line
NONE

Reservation
Page Line
NONE

Motion to Strike
Page Line
NONE

CAMILLO RICORDI, M.D.

CAMILLO RICORDI, M.D., University of Miami, 1450 West North Tenth Avenue, Miami, Florida 33136, called as a witness, having been duly sworn by a Notary Public, was examined and testified as follows:

THE STENOGRAPHER: Thank you. You may proceed.

EXAMINATION BY MR. FITZPATRICK:

Q. Hi, Dr. Ricordi. Good morning.
A. Hi. Good morning.
Q. Could you state your full name for the record?
A. Camillo Ricordi. Camillo is with two, Ls, Italian way.
Q. Okay. Well, my name is Ethan Fitzpatrick. I'm an attorney for Restem LLC.
Before we start, I should note that it's a little awkward with the video and the monitors here. I am actually looking at either at you or a document. But the camera is below it. So, while it looks like I'm staring off into space, I'm not. I'm paying attention to what you're saying.

CAMILLO RICORDI, M.D.

A. Okay.
Q. Sure. Do you understand that you are under oath today?
A. Yeah.
Q. Like you're in a courtroom with a judge and a jury?
A. Yes, I understand.
Q. Okay. Is there any reason why you would not be able to provide truthful answers today such as medical condition or any medications that you might be taking?
A. No, no. I think I'm okay.
Q. In the Zoom conference -- in the Zoom conference room with you, you have attorneys for Jadi Cell LLC, correct?
A. Yes.
Q. And that attorney is Jed Hansen?
A. Jed Hansen, yes.
Q. Okay. Have you ever given testimony at a deposition before?
A. No, first time.
Q. This is your first time?
A. (No response.)
Q. Okay. Have you ever provided a

CAMILLO RICORDI, M.D.

declaration for a legal proceeding other than in this one?
A. No, this is the first declaration for that.
Q. First declaration, okay.
So, as you probably know, we have a Court Reporter taking everything down today. So we'll need to make sure the Court Reporter can hear everything. So that means it's important for us not to talk over one another. When I ask a question, please let me finish the question before you start to answer and also when you answer, I will let you finish your answer before I ask the next question.
Does that make sense?
A. Perfect; yes.
Q. Okay. It's also important that you answer all questions using a verbal response rather than a head nod or a thumbs up or any other gesture because the Reporter can't take that down.
Does that make sense?
A. Yes.
Q. Ah, see, you just violated the rule.

CAMILLO RICORDI, M.D.

That's okay. That was precarious.
A. You know Italians are difficult to keep their hands down.
Q. I understand, okay.
You understand that your attorney can't help you answer any questions?
A. Yeah, I understand perfectly.
Q. And you agree not to let your attorney help you answer any questions?
A. Yeah, I agree. I didn't know he was my attorney, but I agree.
Q. He's your attorney for today.
A. Okay.
Q. If you don't understand any questions, please let me know. If you don't say anything, I'm going to assume you do answer the question.
Does that make sense? You do understand the question, does that make sense?
A. Yeah.
Q. Okay. And if you need to take a break for any reason, let me know. We can do that. The only thing I would ask is that you finish any answer before we take a break. So, if

CAMILLO RICORDI, M.D.

I ask a question, you finish the answer first and then we can take a break, if you need it.

Does that make sense?

A. Okay. Yes.

Q. So you were engaged by Jadi Cell LLC to provide your opinion in the form of a declaration submitted in this proceeding, correct?

MR. HANSEN: Object to form, vague.

You can answer, Dr. Ricordi.

A. Yes, yes, I was not -- I was contacted to provide my opinion, yes, as a declaration.

Q. Okay. So you were contacted to provide a declaration.

And you understand you are providing testimony today regarding that declaration, correct?

A. Yes, correct.

Q. Okay. So, when were you contacted to provide a declaration for this proceeding?

A. I don't remember the date. I think it was last year.

Q. Can you estimate like a ballpark?

CAMILLO RICORDI, M.D.

A. It was probably -- I don't know. It was like -- I don't remember the date but was pretty much around the time I did the declaration, because I was contacted and then I did the declaration. It was --

Q. So you're saying -- so you were contacted around the time just prior to the date that's on your declaration?

A. Yeah, I think it was like pretty close to that, because it took time to compile the declaration and submit it.

Q. Alright. And who contacted you to provide a declaration?

A. The legal team at the time. I believe there was someone else besides Jed Hansen. I forgot the name.

Q. Okay. But it was an attorney at Thorpe North & Western?

A. It was an attorney for Jadi Cell.

Q. An attorney for Jadi Cell.

Okay. And have you signed any other declaration for Jadi Cell?

A. No.

Q. Never, okay.

CAMILLO RICORDI, M.D.

Have you performed any other service for Jadi Cell?

A. No, no other service, except that -- except in the cell aliquots from the Master Cell Bank that we used for the trial.

Q. Okay. So you're referring to the use of Jadi cells in a clinical trial?

A. Yeah, there were kind enough to provide it at no charge this aliquots when it was the COVID pandemic emergency.

Q. Okay. And have you communicated with anyone at Jadi Cell about this proceeding?

A. No, I spoke with Jed Hansen yesterday. He asked me if I had any question and I said I didn't have much question. I think everything is a pretty simple statement that I made and he told me just to be honest and tell the truth. There is nothing else that was suggested.

Q. Okay. And have you communicated with anyone at Jadi Cell about the inter parte's review of the patent in general?

A. No, I didn't. I didn't communicate about this procedure or the deposition. I've

CAMILLO RICORDI, M.D.

been communicating in the past because this trial has been halted and we had all kind of difficulties moving forward to identify standing sources because when everyone -- we had a Phase III trial approval FDA like a year ago or around a year ago and still we have been unable to move forward because when people come close and they see that there is a legal proceeding, they run in the opposite direction. I guess they don't want to get involved.

So practically we had very good results from the -- spectacular results from the Phase I/IIA trial and then we obtained permission to move for a Phase III trial multisite and we were stuck and unable to save life and just witness the --

Q. Okay.

A. -- COVID-19 to continue to unfold, but we were unable to help patients.

Q. Okay. But to the question...

So there hasn't been any communication with anyone at Jadi Cell about this IPR, though?

A. IPR? Sorry, what?

RESTEM 1085
IPR2021-01535

CAMILLO RICORDI, M.D.

Q. I'm sorry. This inter parte's review. I may refer to the "IPR." It's the legal proceeding.
A. No.
Q. "No," you haven't, okay.
A. I did not, no.
Q. Okay. Were you provided any compensation for your declaration, for signing a declaration in this IPR?
A. No, no compensation whatsoever for this or anything else from Jadi Cell, actually. I keep no compensation to avoid even conflict of interest when you run a clinical trial.
Q. Okay. And do you have any financial connection to Jadi Cell such as ownership in the company?
A. No, no financial connection.
Q. Okay. So I'm going to do a screen share right now and I'm going to pull up your declaration that you signed.
A. Okay.
Q. Bear with me while I get it up.
There it is.
(Deposition Exhibit 2002, Declaration

CAMILLO RICORDI, M.D.

of Dr. Camillo Ricordi in Support of Patent Owner's Preliminary Response, was marked for identification.)
Q. Are you able to see this?
A. Yeah, perfect.
Q. Okay. I'm going to scroll down to Paragraph 13. There it is.
So, in Paragraph 13 you write, "I serve as a consultant and/or on the Board of Advisors of several nonprofit foundations, government and federal agencies, venture capital investment funds, as well as pharmaceutical and biotechnology corporations."
So can you tell me how many pharmaceutical or biotechnology companies you consult for?
A. Yes. It's probably a dozen, but I have slides. I have conflict of interest slide that I put at the beginning at the very top. And also the University of Miami, there is a disclosure, public disclosure that I have to keep updating that list. Like, so I consulted like for Vertex until 2020; Novo Nordisk but nothing in the last year or two years; and then I have

CAMILLO RICORDI, M.D.

Betagenon. I have Lipogen that is doing microclaster (phonetic) of fat tissue.
The STENOGRAPHER: I'm sorry, what kind of tissue?
A. Fat adipose tissue.
And then I have a complete list. But I am like reviewer like for NIH for the Juvenile Diabetes Research Foundation.
I've been asked to review application for grants for European funding agencies.
And I used to advise Novel Capital who is a venture fund in Fort Lauderdale, in Florida, but I'm no longer. I think they still list me in the center because I was involved, but we didn't have any meetings since the pandemic.
Q. Okay. So, of the companies you said about a dozen or so, are any of those companies owned or controlled by Amit Patel?
A. No, not that I know.
Q. Not that you know, okay.
And you also mentioned in addition to the consulting, you are on the Board of Directors for several companies.
Can you tell me how many

CAMILLO RICORDI, M.D.

pharmaceutical and biotechnology companies you serve on the Board of Directors?
A. On the Board -- I'm on the Board of Lipogen USA. That is the one that process adipose tissue for regenerative medicine application. And I believe that's it. But I'm on the Board with -- we just started a new company called Aion Health Span and I'm on the Board of that company. University of Miami start up in the regenerative medicine and health span medicine.
Q. Did you say Ion as in I-O-N, Ion Health?
A. Like A-I-O-N.
Q. A-I-O-N.
A. Like the God of circular time.
Q. So, of those companies that you are on the Board, are any of those companies owned or controlled by Amit Patel?
A. No, they're not.
Q. And does Amit Patel serve on the Board of any of the companies that you serve on the Board?
A. No.

Page 18

CAMILLO RICORDI, M.D.

Q. No, he doesn't, okay.

Okay. I'm going to scroll down to Paragraph 18 of your declaration.

A. Uh-huh.

Q. It's right here. And it reads -- this is under the heading that reads, "My Study of the Claimed Cells' Beneficial Effects on Treating Covid Patients."

A. Yes.

Q. The paragraph reads, "The study was a randomized double-blind trial that tested the effect of cells provided by Jadi Cell LLC, which I understand are described in and are covered by the US Patent No. 9,803,176."

So are you familiar with the Patent No. 9,803,176?

A. No, I'm not. I never read the patent. But I was just asked to acknowledge that -- the cells we received them from Jadi Cell, they're not covered from that patent.

Q. So you have not read -- I'm sorry. Let me back up for a second.

Just for brevity, I might refer to US Patent No. 9,803,176 as the '176 Patent.

Page 19

CAMILLO RICORDI, M.D.

Does that make sense?

A. Yeah.

Q. Okay. So you've never read the '176 Patent at all?

A. No, I didn't.

Q. No. And so you're not familiar with its contents at all?

A. No. I guess it's describing the cell composition. I know that they come from the subepithelial lining of the umbilical cord, but we just receive aliquots from a Master Cell Bank that was already used in a clinical trial, was the most advance cell type that we could get for a rapid intervention in COVID because if we would have to generate our own Master Cell Bank, it would take much longer.

Q. Okay. So, if you're not familiar with the '176 Patent, I want to understand how -- I guess, let me back up. Let me rephrase that.

Here you say, "which I understand are described in and covered by the US Patent No. 9,803,176, the 'Claimed Cells.'"

So what is your understanding based on?

Page 20

CAMILLO RICORDI, M.D.

A. It is that when I received the aliquots from the Master Cell Bank, I asked, are we free to use this clinically?

And I [sic] said, yes, for compassion we will give it to you to try to save people dying with COVID-19, but understand that they are covered by a patent and you are not free to move forward with commercial application or anything else. And so that there is no interference of the University of Miami's intellectual property claims or anything.

Q. So okay. So you were told by someone that the cells you were given are covered by 9,803,176?

A. Right.

Q. But you don't know this firsthand; is that correct?

MR. HANSEN: Object to form, compound, vague.

THE WITNESS: Sorry?

Q. I'll ask again.

So you were told by someone that the cells you were given are covered by the '176 Patent, correct?

Page 21

CAMILLO RICORDI, M.D.

A. Yeah, correct.

Q. Can you tell me who told you that?

A. Amit Patel.

Q. Amit Patel told you that, okay.

So, in Paragraph 18 of your declaration, the term "Claimed Cells" is defined here as the cells covered by the US Patent No. 9,803,176, correct?

A. Yes.

Q. Okay. So could you explain to us your understanding of the definition of "Claimed Cells"?

A. I understand that these are the cells that have been questioned by your petition from your company that there are -- I think there was a petition to invalidate some claims of the patent on this kind of cells that are the ones that we received to use for the COVID trial.

Q. Okay. But they're not based on your understanding of the '176 Patent, correct?

A. No.

Q. Okay. I'm going to pull up the '176 Patent. If you just bear with me.

A. Okay.

(Deposition Exhibit 1001, Patent No. 9,803,176, was marked for identification.)

Q. I apologize.

Okay. In front of you, this is Patent No. 9,803,176.

And this is the patent that you say you've never read before, correct?

A. Correct.

Q. Okay. So, in your understanding of the, quote, unquote, "Claimed Cells" from Paragraph 18 of your declaration, does that term encompass isolated umbilical cells as described in the '176 Patent?

MR. HANSEN: Object to form. Dr. Ricordi has just said he never read this. I'm not sure you can question him about what his understanding of what the contents are.

MR. FITZPATRICK: Okay. He can answer.

A. Yeah, I don't -- I don't know the patent. So I said the "Claimed Cells" refer to the cells that we received that I was told that are covered by the patent. But I don't know these markers or those CD markers, et cetera,

that characterize the patent. I read them now.

But I can tell you that we do -- in our quality control, we repeated some of those markers, like the CD105 and the CD90 and the absence of CD35 or CD34. But we don't do the very complex patent that's described there.

Q. I'm going to show you one part of the '176 Patent just to ask you some questions.

So here I'm looking at -- this is Column 1. I'm going to go to Lines 36 to 41. So here we have those list. And here the '176 Patent reads, "Such an isolated cell expresses, at least, three markers selected from CD29, CD73 --

(Stenographer clarification.)

Q. I'll just start again from the beginning.

"Such an isolated cell expresses, at least, three cell markers selected from CD29, CD73, CD90, CD166, SSEA4, CD9, CD44, CD146 or CD105 and does not express, at least, three cell markers selected from CD45, CD34, CD14, CD79, CD106, CD86, CD80, CD19, CD117, Stro-1 or HLA-DR."

You didn't look for all these markers?

A. No. We did not because personally I don't care if this patent is -- was valid or different from other. We wanted just to make sure that the quality of the cells was okay and we did some of the markers for validation that are in the ISCT, International Society for Cell Therapy, understanding of what should characterize mesenchymal themselves. But I don't even know where the subepithelial lining of the umbilical cord -- where they come from and we didn't do -- since we had no intention to use them commercially, I didn't try to understand what are the markers of -- markers to go around the patent to develop.

You know, I just -- we just tested the CD105, the CD90, the dispositive marker and we tested CD45 and CD34 as exclusion as negative markers to make sure we were dealing with say population that was over 90 percent expressed in CD90 and CD105 and less than 10 percent expressing CD30 or CD45. So that was within our -- for the FDA to allow the trial.

But I know that I didn't read it either. But I know that as part of FDA approval, Jadi Cell has to submit to FDA a complete, like, manufacturing detail and quality control, whatever testing, in-depth testing has to be done by the company.

Q. Okay. Then you heard that from someone?

A. No, we had to -- I had to request these to be included in the package when there was a submission of the ANDA that was done by our Regulatory Director Dr. Raj Hirani. And I know I had to -- the FDA require additional information on the cells and that was provided by Jadi Cell.

Q. Okay. It wasn't provided by you, though, correct?

A. No.

Q. Okay.

A. No. I don't know if it was provided as part of the package, but I think it was submitted directly to FDA.

(Stenographer clarification.)

A. I think it was submitted directly to the FDA, to the Food and Drug Administration.

Page 26

CAMILLO RICORDI, M.D.

Because when they approve a clinical trial, they require some more specific on the side -- the toxicology side, the characterization and so there is a drug master file, I believe, it's called like manufacturing master file.

Q. Okay. Dr. Ricordi, I just want to show you one of the claims of the '176 Patent just to confirm your understanding. And you said you haven't read the '176 Patent at all.

So you don't know whether the cells that were given to you by Jadi Cell actually meet the criteria that are listed in, for example, Claim 1 of the '176 Patent, correct?

A. Correct.

Q. Okay.

A. I have to admit that was the first time I heard subepithelial layer of the umbilical cord. I forgot it from medical school.

Q. Understood.

Okay. I'm going to pull up your declaration again. Bear with me while I find it.

Okay. So you see your declaration in front of you again?

A. Yeah.

Page 27

CAMILLO RICORDI, M.D.

Q. Okay. So here in Paragraph 18 you define the "Claimed Cells" as saying, "I understand are described in and covered by US Patent No. 9,803,176."

And you also refer to the "investigational product," which is referred to here at the bottom.

A. Yeah.

Q. So is the term "investigational product" in your declaration used interchangeably with the term "claimed cells"?

A. Yes, it's the same thing, like, practically the investigational product is what we asked permission to FDA to proceed with the randomized prospective trial and the investigational product come from an additional expansion from the aliquot that we received from the Master Cell Bank that contains the Claimed Cells that are described in that patent I understand.

Q. Okay. Your understanding, though, is based on what you've heard.

So you were told that the cells claimed by the '176 Patent are given to you and

Page 28

CAMILLO RICORDI, M.D.

you use those in your investigational product, but you didn't do any independent testing to confirm that you were actually using the Claimed Cells in the investigational product; is that right?

MR. HANSEN: Objection to form, vague, compound.

A. Yes.

THE WITNESS: Sorry?

MR. HANSEN: You can answer, Dr. Ricordi.

THE WITNESS: Yeah, I didn't hear clearly.

A. Because, yeah, we used -- I don't -- I didn't really care to do a very in-depth characterization to see what was in the patent or not. We were just looking for -- understand also the emergency situation. We were looking for as fast as possible to be able to save people incubated in the ICUs in the time where the control group over 50 percent of the patient died. So we were looking for what would be a cell source that is -- already went through the regulatory path and could be used quickly to

Page 29

CAMILLO RICORDI, M.D.

start the clinical trial.

So then Amit Patel at that time was working in the University of Miami. So that was lucky coincidence for us, first, that he had such cells that were already clinically ready and that he was also willing to give it to us at no charge.

Q. Okay.

A. We didn't have time, like, to write an NIH grant, do the core characterization ourself. We just wanted enemas (phonetic) and cameras themself, product to test in COVID-19 ARDS.

Q. Okay. Do you have any financial connection to any company that licenses or otherwise uses the cells claimed in the '176 Patent?

A. No, I don't have an actual connection. I don't know who used the cells. I know that there is a grant here at the University of Miami using like some kind of cytokine-enhanced MSC but nothing from Jadi Cell or Amit Patel.

Q. Okay. And --

CAMILLO RICORDI, M.D.

A. We are working -- we have like a dozen project on MSC independent. We are generating our own university-based Master Cell Bank now to avoid this kind of problem in the future that we got stuck in a trial and unable to save people life when the company had a legal fight.

Q. Okay. But you're saying that you don't have any financial connection to any company that uses cells claimed by the '176 Patent?

A. No. As a matter of fact, I was invited by Neil Re-all-tin (phonetic) in Dallas that has a facility with MSC that I thought had intention to work with Jadi Cells for some application. But then he told me that when they found out that there are this legal things or issues unresolved, they prefer to keep their respectful (INAUDIBLE). So I think they're keeping their own sourced cells. So I'm not aware where Jadi Cell may be using cells for other trials.

Q. Okay. So going back, a few minutes ago you mentioned that you received the cells

CAMILLO RICORDI, M.D.

from Jadi Cell that were from a Master Cell Bank, correct?

A. Yeah.

Q. Okay. Do you know how Jadi Cell's Master Cell Bank was created?

A. I don't know. But I know that there are early passages of the cells. When you generate a Master Cell Bank, you do initial expansion and then you create aliquots that are cryopreserved and then they are distributed for further expansion, like from each aliquot of like 10 or 20 million cells, then you can generate a couple of billion, 2 or 3 billion cells that are then divided in therapeutic cell doses of a hundred million.

In our case, we use 2 infusion of a hundred million cells at Day 0 and Day 3. And so I know it was an initial expansion.

Q. Okay. Okay. So can you walk me through the steps of handling the cells after you received them?

So, presumably, Jadi Cell sends you cells frozen down in a vial. So just walk me through what you did with them after you received

CAMILLO RICORDI, M.D.

them.

A. Well, personally I didn't do anything because I'm following only the clinical trial. But we have a cell manufacturing facility that are expert in mesenchymal and cell expansion, as well as pancreatic islet isolation purification --

THE STENOGRAPHER: I'm sorry. I'm not familiar with the terminology and the accent is kind of hard. Sorry.

A. I'm not familiar with the detail of the procedure. I know that we use, like, flask that are like multilevel, in vitro culture flask where you see the cells after an initial expansion. So you receive the cryopreserved cells in a vial. You thaw them and plate them in flasks and then when they become confluent, you detach them and you re-plate them in a multilayer glass that has multiple levels until you reach confluence.

And every time you do a passage, of all incremental numbers, you have -- Passage 2 is generally -- the initial Master Cell Bank is, I believe, from Passage 1 of 2 early passages and

CAMILLO RICORDI, M.D.

then when we expand them, you get to Passage 4, 6, 7 until you have the final cell product that you aliquot in 100 million cell doses that are the news for IV infusion in the patients.

Q. Okay. So you didn't handle the cells personally.

So do you happen to know the specific conditions that were used to grow the cells?

A. No, I don't know the details. But I believe you may find something in the paper that establish in Stem Cell Translational Medicine.

Q. Okay. And do you know, specifically, who handled the cells?

A. Yeah, our cGMP cell processing facility is -- the previous director was, I believe, Dr. Elina Linetsky. And the current director is Xiumin Xu and she's an expert in mesenchymal. Actually, they started trials in China with mesenchymal cell from the umbilical cord.

THE STENOGRAPHER: I'm sorry, Started clinical trial in China with?

A. With the umbilical cord mesenchymal cells, like some cells similar to the one that we

RESTEM 1085
IPR2021-01535

CAMILLO RICORDI, M.D.

use here. So she's an expert on culture and expansion of mesenchymal cells.

Q. Okay. That's fine.

So do you know what kind of testing was performed on the cells after they were grown up and before they were used in the study?

A. Yes. There are some product release criteria that include cell counting and viability and presence of CD105 and CD90 as positive markers and absence of CD45 and CD34 as negative markers. Actually, I believe, the condition where they had to be over 90 percent positive for CD105 and CD90 and less than 10 percent population that would be CD45 or CD34.

Q. Understood.

So, in your declaration, you describe a study in which the effects of a certain investigational product, quote, unquote, "the investigational product," was tested on patients who had developed Acute Respiratory Distress Syndrome, correct?

A. Yeah, correct.

Q. Okay. And Acute Respiratory Distress Syndrome is sometimes referred to as ARDS; is

CAMILLO RICORDI, M.D.

that right?

A. That's correct.

Q. Okay. Great.

I'm going to pull up what's been marked as Exhibit 2004, which is the publication of a study that you've been referring to. I'm going to show it.

(Deposition Exhibit 2004, Human Clinical Stem Cell Translation Medicine article titled, "Umbilical Cord Mesenchymal Stem Cells for COVID-19 Acute Respiratory Distress Syndrome a Double-Blind Phase 1/2a Randomized Controlled Trial," was previously marked for identification.)

Q. This is the Human Clinical Stem Cell Translation Medicine article titled, "Umbilical Cord Mesenchymal Stem Cells for COVID-19 Acute Respiratory Distress Syndrome, a Double-Blind Phase 1/2a Randomized Controlled Trial."

This is -- you're familiar with this publication, correct?

A. Yeah, I remember sort of. Elina Linetsky, the second author, is the one that was head of manufacturing at the time of this trial.

CAMILLO RICORDI, M.D.

And Xiumin Xu, that is towards the end, is the one that is now in charge of manufacturing. And --

Q. Xiumin Xu, X-I-U-M-I-M, last name X-U?

A. Right.

And Giacomo Lanzoni, the first author, is the one that is now also doing all the manufacturing with the cGMP team. And I passed to him the trial and he was principal investigator for the Phase III trial that was approved by FDA and could never start.

Q. Okay. I'm going to scroll down to Page 3 of this document, which is here.

Okay. So this is under the heading, "UC-MSC Investigational Product."

And, just for clarity, "UC-MSC" means umbilical cord mesenchymal stem cells, correct?

A. Correct.

Q. And there is a sentence here that the final volume of UC-MSC suspension or vehicle solution or infusion was 50 milliliters. Cell dose of 100 times -- plus or minus 20 times 10 to the power of 6. Cell viability by trypan blue,

CAMILLO RICORDI, M.D.

and so forth.

So my question is about this dose here.

So that's a large number of cells, correct, 100 times 10 to the 6, that's 100 million cells?

A. Yeah.

Q. Okay. And how many cells were you initially provided by Jadi Cell?

A. I believe that the initial aliquots are 10 or 20 million cells in the little vial that they provide us.

Q. Okay. So how many times did the cells need to be passaged to obtain the number of cells that you needed for the study?

A. I think, at least, three passages. Again, I can ask the cGMP team. I don't know the detail. But I know that you have to do a few passages to get -- I think the final -- the final from each expansion, if you have a good expansion, should generate around 2 to 3 billion or 1 and a half to 2 billion.

Q. Two to three billion, okay.

And so, this dose here, this 100

CAMILLO RICORDI, M.D.

million times 10 -- or 100 million times 10 to the 6, this is per dose and there's two doses per person, correct?

A. Yeah. So it's a 200 million total, a hundred million per dose given on Day 0 and Day 3.

Q. Okay. And there were 24 people in the study, correct? Or I'm sorry.

Twelve people received --

A. Twelve received it, yes.

Q. Okay. And so it's really -- the total amount of cells you needed is 12 times 2 times 100 times 10 to the 6?

A. Yes.

Q. Okay. Several billion cells, that's the bottom line, correct?

A. Yes.

Q. Okay. And you had mentioned earlier the testing of these particular markers.

So we have the CD90, CD105 greater than 95 percent and CD34, CD45 less than 5 percent.

A. Uh-huh.

Q. Why were the UC-MSC tested for those

CAMILLO RICORDI, M.D.

four specific markers?

A. Because these are part of the characterization that International Society for Cell Therapy list as markers that can define mesenchymal cell population, general mesenchymal cell population. Endotoxin and diabetes they are done for safety. And that is to make sure that there is -- that you are not growing something that is not a mesenchymal cell.

Q. Okay. So my understanding is that the ISTC protocol that you just described, that has other markers other than CD90, CD105, CD34 and CD45.

So why did you only test for these four?

A. Because it was easier. We didn't plan to do a research for an improvement further claim and new patent or new markers or -- so we really didn't care what are the complexity of the marker. We didn't care if this was was a patent that was valid or not because we had no intention of commercializing anything. We just wanted to save lives.

Q. Okay. And so the bottom line is you

CAMILLO RICORDI, M.D.

didn't care what the other markers were on the cells, correct?

MR. HANSEN: Object to form.

THE WITNESS: Sorry?

MR. HANSEN: Go ahead, Dr. Ricordi.

A. Yeah, I mean, I didn't care. It's not that I don't care. If you would have all the time, all the money and be able to do it and new NIH grants and characterize over the years, but we didn't do extensive. We were just happy that we had cells that are approved for clinical use and we just wanted to confirm, you know, if these cells don't express CD105, CD90 or express a lot of CD45s, so then you know you have a problem with the final subproto. And we start the cells meet this criteria was good enough for us and for the Food and Drug Administration to define this as product release criteria.

Q. Okay. And so it's correct to say that this exhibit -- your publication, this Exhibit 2004, that does not describe the presence or absence of any other cell surface markers other than those four, correct?

A. Correct.

CAMILLO RICORDI, M.D.

Q. Okay. And it's also correct to say that your declaration doesn't describe the presence or absence of any other cell markers other than those four?

A. Yes.

Q. Okay. I'm going to go back to your declaration now. I'm going to go to Paragraph 20.

Paragraph 20 reads, "The study involved 24 participants that were divided into 2 groups. Twelve of the subjects were randomly assigned to a control group, which received two placebo infusions. The remaining 12 subjects underwent treatment that included receiving two infusions of the Claimed Cells."

So can you walk me through what these two treatments were between the two groups?

A. Yeah. Practically, you have the same solution, in fact, 50 cc solution. In the control group, you have just the solution without the cells. And in the treatment group, you have the solution with a hundred million cells.

Q. Okay. And so, the control group -- the solution, that's referred to as the "vehicle

CAMILLO RICORDI, M.D.

solution"; is that right?

A. The "vehicle solution," yes.

Q. Okay. And in that vehicle solution, was there also human serum albumin and heparin?

A. I believe so. Yeah, it was the same. It was everything the same except the cells.

Q. Okay. And so both groups received human serum albumin and heparin, correct?

A. I believe so. I would have to check the paper. But I believe we make a point to be a truly randomized trial that everything has to be the same except the presence or absence of the cells.

Q. Okay. I'm going to pull up Exhibit 2004 once again just to confirm because I want to make sure we're all on the same page.

Let me take a look. I'm going to stop the screen share for one moment and I'm going to find -- I'm going to look for this and then I'm going to pull it back up.

There it is. Okay. I'm going to do a screen share.

Alright. So you see -- I'm going to highlight this section here.

CAMILLO RICORDI, M.D.

A. Yeah.

Q. So it looks like it says, "In preparation from infusion, frozen UC-MSCs were quickly thawed and slowly diluted in plasma like supplement with human serum albumin and heparin vehicle solution," correct?

A. Correct.

Q. Okay. And then it goes on to say that the vehicle solution was tested for sterility.

It also says that UC-MSC suspension or vehicle solution was infused within three hours of preparation for infusion.

And that infusion is into the humans, correct?

A. Yeah.

Q. Okay. So what is human serum albumin -- well, let's start there.

What is "human serum albumin"?

A. It's a protein, albumin, which is used generally in cell therapy to avoid cell aggregation and maintain the cell product happier until it's infused in a patient.

Q. Okay. And what is "heparin"?

CAMILLO RICORDI, M.D.

A. "Heparin" is an anticoagulant that is done to prevent clotting or clamping of the cells.

Q. Okay. And is administering human serum albumin or heparin part of a standard treatment for people with ARDS?

MR. HANSEN: Object to form, vague and ambiguous.

THE WITNESS: Sorry? Can I answer?

MR. HANSEN: Oh, yeah, go ahead.

A. Yeah, it's not -- I mean, if you don't receive a cell therapy, you don't -- isn't irrelevant. It's not a therapeutic agent, which you give heparin or albumin. But if you give heparin, could actually help people with COVID-19 ARDS because you have coagulation, hypercoagulability.

But the half life of heparin is so short that it's not a treatment. It was not given as an anticoagulant treatment. There are other treatments that were given as part of the standard of care.

Q. Okay. So tell me if my understanding is correct.

CAMILLO RICORDI, M.D.

So you're saying that heparin is itself useful for the treatment of ARDS; is that correct?

A. Not in this form. Like, heparin as part of a cell infusion is just to protect the cells. But we wanted to make sure that there was no effect of the heparin in albumin alone. Because otherwise the reviewer of the publication would say, this was not a real control group because you excluded heparin and albumin and they may have had a therapeutic effect.

So the fact that over 50 percent of the control group died and over 90 percent of the treatment group survived the 30 days indicates that, you know, heparin and albumin didn't have a big therapeutic effect.

Q. Okay. But you didn't do a comparison between heparin and HSA treatment without -- compared to no treatment at all, correct?

A. No, it would be unethical not to do standard of care with the people --

Q. Right. Okay.

THE STENOGRAPHER: I'm sorry, Standard of care? I didn't catch the rest

RESTEM 1085
IPR2021-01535

Page 46

CAMILLO RICORDI, M.D.

because there was cross-talk.

A. It would be unethical not to do anything in a traditional control group when they say nothing versus a treatment versus the vehicle solution. So we always included the best standard of care available at the time that in COVID-19 has been a shifting target because the therapy involved.

Q. Okay. So is it correct to say that heparin is, I guess, clinically relevant compound, something that has an effect on some physiological characteristic?

A. If you would use it --

MR. HANSEN: Object to form.

A. If you would --

MR. HANSEN: Sorry, Dr. Ricordi. I need to get my objection on the record there.

I'm going to object to form as vague and compound.

You can answer, though.

A. Yeah. So heparin has a half life of minutes and is -- if you put it -- this is done to maintain the silence suspension and prevent clotting and helping during the infusion but has

Page 47

CAMILLO RICORDI, M.D.

no therapeutic effect on COVID. You would have to do extended anticoagulant therapy in COVID using either continuous heparin infusion or Lovenox, some subcutaneous long form of anticoagulant.

(Stenographer clarification.)

A. Continuous infusion or using a subcutaneous preparation of anticoagulant that have a longer effect. So you would never give an infusion of heparin in a vehicle solution to treat COVID. There is no -- I don't think it would have any effect. And, as a matter of fact, we didn't see any beneficial effect in the control group receiving this vehicle solution with the heparin and albumin.

Q. Okay. And -- okay. So, on the half life -- so heparin has a short half life.

What about HSA, when you administer that, would that be clinically relevant and would have clinically relevant half life?

MR. HANSEN: Object to form, vague, ambiguous, compound.

Go ahead.

A. It is no -- human albumin is our main

Page 48

CAMILLO RICORDI, M.D.

-- is a blood plasma protein. So there is no different -- I don't think there is any therapeutic effect of adding a little albumin in a 50 CC solution. It's not to give massive albumin now to a subject. I don't think there is any clinical effect.

Q. Okay. Is it possible that contacting the cells you were provided with human serum albumin or heparin would somehow change them?

MR. HANSEN: Object to form, vague.

A. I don't -- I don't know because we never did characterization of the cell before or after exposure with the human albumin and heparin. But I adapted, they would modify. I know that they can change markers or functional property depending on the milieu that they encounter. When they're infused like if you find an inflammatory ar-pin-une (phonetic) microenvironment, they may become more immunomodulatory or antiinflammatory. But I don't think that will be driven by albumin or heparin.

Q. Okay. And is it fair to say that it's possible that contacting the cells with

Page 49

CAMILLO RICORDI, M.D.

heparin or serum albumin would change them, change the gene expression profile or any of the other characteristics you just mentioned?

MR. HANSEN: Object to form, vague, compound, ambiguous and calls for speculation.

A. Yeah, I could speculate that it is highly unlikely. I never used the term "impossible" or 100 percent certain. But I think it would be over 99 percent not possible but very unlikely. But it is a good question. Maybe we should test it just to make sure there is.

Q. Okay.

A. We do other test. Like, for example, if you expose these cells with proinflammatory marker like an interferon or a TNF. They start producing more soluble TNF receptor 2. That is what we have now included in the Phase III trial as a product release criteria and is what we use to identify and sort of identify cells that are good from cells that we wouldn't use clinically based on their ability to mount this antiinflammatory response.

Q. Okay. So are you aware of any studies of ARDS that investigate the

RESTEM 1085
IPR2021-01535

CAMILLO RICORDI, M.D.

effectiveness of MSCs from other umbilical cord tissues other than the subepithelial layer?

A. Yes, there are several studies. I believe in China some people use just Wharton Jelly or --

(Stenographer clarification.)

A. -- Wharton Jelly's like the core material around the umbilical cord. Some people use placental cells or other perinatal tissues. I know that -- I'm not aware of any other study that identified them as subepithelial layer cells.

Q. And in those studies that you're aware of, was there a beneficial effect?

A. There was. Yeah, the results are mixed. But it depend a lot on the viability of the cells that are infused. So there have been some negative results published from Europe. I forgot the paper. But then if you look at the details, they had 50 percent or less viability of the cell product they were infusing. So, that if you infuse damaged cell, you could evoke an inflammatory reaction because of the poor quality of your cell product that could go against your

CAMILLO RICORDI, M.D.

therapeutical objective of modulating inflammation and immunity in this case.

So we tested a lot of mesenchymal cell coming from bone marrow, from adipose tissue and from this Jadi Cell provided Master Cell Bank. And in our experience comparing the different potency tests, they were the more powerful, so that we were pleased.

It took, like, several months when FDA -- as part of a Phase III trial, FDA requires you have to a potency test. I believe it's what put Mesoblast in trouble or other companies. So that you have to show consistency of a biologic effect as part of the product release criteria that in addition to the one characterization and sterility and endotoxin and negative gram stain that we use in the Phase 1/2a trial.

For the Phase III, we've had to include potency tests that took us several months to validate and develop and in that process we were comparing different sources of MSC including the Jadi Cell.

Q. Okay. I'm going ask you about the potency test in a minute, but just to get back to

CAMILLO RICORDI, M.D.

the other studies...

So you mentioned that there was one study you're aware of where they obtained cells from Wharton Jelly. They obtained MSCs from Wharton Jelly and used those cells to treat ARDS. And you mentioned that viability of the cells is an issue.

But was there an effect of -- scratch that. Let me start again.

In the study that you're aware of where they used MSCs from Wharton's Jelly, was there a beneficial effect on ARDS?

MR. HANSEN: Object to form, vague, ambiguous.

A. In the study from China, there were several reports on beneficial effect on mesenchymal cells on ARDS. But, to my knowledge, these were noncontrolled studies and would not be acceptable for FDA standards. So, that my knowledge, ours was the first trial using umbilical cord MSC in a double-blind controlled placebo controlled trial. Like, the other were -- they did what I would have done, if I didn't have to ask permission to FDA. It was like you

CAMILLO RICORDI, M.D.

have people dying in the ICU and they just gave the cells. So we actually started this trial because we heard from our collaborator in China that they were using umbilical cord MSC and they saw some beneficial effect, but they didn't have a control group.

Q. Okay. So it sounds like because you would be willing to use MSCs in an uncontrolled trial, it seems like you're confident that MSCs generally would provide a benefit to ARDS patients, correct?

MR. HANSEN: Object to form, calls for speculation, vague.

A. Yeah. But I can speculate that I think MSC can have a beneficial effect in my opinion, but there are MSC and MSC. So that where we compare, like, the potency test, like, we have MSC from other sources that didn't meet the requirement.

And then we were asked also from like a company from India -- I don't know I can mention because we sent an NDA, non-confidentiality agreement. But let's say we tested the cells that were proposed to us as

RESTEM 1085
IPR2021-01535

CAMILLO RICORDI, M.D.

alternative to using COVID or in other clinical application. And they were, like, just terrible. You cannot imagine what some product contain.

So you have to be very careful when you use MSC to make sure that the quality of the cells, the characteristic. And now, luckily, we also have the potency test that can help us define their potential for therapeutic intervention.

Q. Okay. I'm going to move back to your declaration.

A. If I can comment. I would say I never tried to show that superiority of cells from another cell product to then compare in clinical trial Jadi Cells versus other. But it's just that we were looking for a good quality functioning MSC cell product to use in clinical trials.

Q. Understood.

I'm going to scroll down to Paragraph 23 of your declaration. And this is under the heading, "The Phase III Trial Approval of the Claimed Cells and the Potency Assay for the Claimed Cells." That's the heading there.

CAMILLO RICORDI, M.D.

And Paragraph 23 reads, "Based on the study's successful completion of Phase 1/2A trial, permission was requested to conduct a Phase III clinical trial/study which the FDA approved."

Do you see that?

A. Yeah.

Q. And here you reference a document dated April 23rd, 2021, submission to Stem Cell Translational Medicine. And it's titled, "Umbilical Cord Derived Mesenchymal Stem Cells Modulate TNF and sTNFR2 in COVID-19 ARDS Patients."

Do you see that?

A. Yeah.

Q. Okay. I'm going to pull up Exhibit 2005. That is the document with that title.

(Deposition Exhibit 2005, "Umbilical Cord-derived Mesenchymal Stem Cells Modulate TNF and sTNFR2 in COVID-19 ARDS patients," was previously marked for identification.)

Q. Okay. So you see this document? Is this the Stem Cells Translational Medicine

CAMILLO RICORDI, M.D.

Manuscript?

A. Yeah.

Q. Can you tell me what this is?

A. This is manuscript describing the effect of the umbilical cord mesenchymal cells on the cytokine storm or markers from the cytokine storm that characterize COVID-19 ARDS. So, that besides giving the therapeutic cells, we also did some studies on -- mechanistic studies to see what was happening in these patients. If there were changes in the -- in some of these markers and we identified the TNF and soluble TNF Receptor 2. As to --

(Stenographer clarification.)

A. Yeah. We identified the markers. TNF and soluble TNFR2, receptor 2, the one written in the title, were markers that were affected by the MSC infusion.

Q. Okay. And how does this document relate to the Phase 1/2 or Phase III clinical trial?

A. It relates because we observe -- in the Phase 1/2a trial, we observe that there was a decrease in TNF or an increase in soluble TNF

CAMILLO RICORDI, M.D.

receptor 2 that is probably responsible for sequestering the pro-inflammatory cytokine.

So, then based on these results, we started developing the potency test. So say this happened in vivo in the patients, can we now do a potency test in vitro where we expose the cells to a pro-inflammatory modulating TNF interferon and see if they would respond in vitro with the beneficial soluble TNF receptor 2 that could be associated with the beneficial effect of this infusion. And so we -- that's how the potency test was developed.

And then we identify like baseline level of soluble TNF R2 and then post-stimulation with inflammatory cytokine, how this was raised as a measure of the potency of the final cell product that you're using. And we also can speculate why other cell product didn't work or had less efficacy because we found that other sources of MSCs from umbilical cord or other sources that don't have a total response, soluble Receptor 2, TNF Receptor 2.

Q. Okay.

A. The typical potency test would be

CAMILLO RICORDI, M.D.

used -- at least, we're using now to screen for possible alternative sources all the time.

Q. Okay. Just to clarify, is this the full document?

I'm going to scroll through it. I noticed that this is pretty short document for a manuscript. And I just want you to confirm that this is, in fact, the full document. So here's the title page and it's got an abstract, a significant statement and then it goes to the introduction. And then it just jumps to the acknowledgements followed by disclosure, potential conflicts, author contributions and references. So that's a very short document. It's not what I'm used to with respect to the --

A. Yeah, can you go back. Is there a results or there is not?

Q. There's not. There is no results section. This is just -- this is the full thing. You got one figure in here. That's it.

A. I don't remember. Let me -- I can bring it up on the computer and see; soluble binding, da, da, da.

So, if you go up. Because there are

CAMILLO RICORDI, M.D.

also short manuscript or even letters that go like -- but it is -- do you want me to look for that paper? There should be a published paper on it, if you do Google.

Q. That was actually one of my questions whether this actually got published.

So it sounds like the answer to that is, yes, it was ultimately published?

A. You know, I have to ask the first author because this is -- is this the -- Dimitrious Kouroupis would know if it's published or not. Like, I have, fortunately or unfortunately, over 1,170 papers and I don't remember exactly when and what is published, but I can check on my CV, if you want. We can keep going and I can check.

Q. Okay. Let's just -- how about this. Let's use this -- let's take a break right now and then if during the break you can find it and you can -- then that's fine.

A. Okay.

Q. If not, we'll just move on.

Does that make sense?

A. Yeah, perfect.

CAMILLO RICORDI, M.D.

Can you -- let me just -- umbilical cord -- can you cut and paste in the chat the title? But I can try to find it.

Q. I don't think I'm able to do that.

A. Alright. Let me just put it here. Dimitrious Kouroupis.

MR. HANSEN: Are we going to go off the record? Are we still on the record?

MR. FITZPATRICK: Yeah, let's take a break. Let's take a break.

Q. Dr. Ricordi, if you can find it during the break, great. If not, okay.

A. Okay. If you leave it open, I'm hoping the last name --

MR. FITZPATRICK: So I'm going to put us on mute.

(Recess taken 11:16 to 11:21 a.m.)

A. So I put the link to the published paper and I cut and pasted the results section. It's a short paper. It's like four pages; one, two, three, four.

Q. Yes, I see that.

MR. FITZPATRICK: Silvia, do you know if there's any way to get the chat -- get the

CAMILLO RICORDI, M.D.

text from the chat into the record.

THE STENOGRAPHER: Okay, I am going off the record.

(Deposition Exhibit Ricordi 1, article from European Review for Medical and Pharmacological Sciences entitled, "Umbilical Cord Derived Mesenchymal Stem Cells Modulate TNF and Soluble TNF Receptor 2 (sTNFR2) in COVID-19 ARDS Patients," was marked for identification.)

(There is a discussion off the record.)

MR. FITZPATRICK: Okay. So we can go back on the record.

A. As disclosure, the potency test is now a patent application, patent pending, not the results of this paper is -- this is a previous report. But when we developed the potency test, it's now is an independent University of Miami patent. It doesn't include Jadi Cell.

Q. Okay. I do have some questions for that in a little bit. But right now I just want to finish up on this document.

So Exhibit 2005, that was an initial manuscript that was submitted to a different

CAMILLO RICORDI, M.D.

journal than the European Review for Medical and Pharmacological Sciences.

Was Exhibit 2005 rejected by that, by Stem Cell Translational Medicine?

A. It's possible. Yes, generally, when the reviewer asks for more things or question that we don't agree, you know, we can resubmit to another journal. I didn't see the reviewer comments, but I could get them. But I think, like, even the clinical trial we submitted before to New England Journal of Medicine and Lancet and it was published in Stem Cell Translational of Medicine. So it's not unusual that you get initial rejection from some high impact factor journals.

Q. Do you recall what they, specifically, were asking for when they rejected the original manuscript?

A. No, I don't.

Q. Okay. That's fine.

I'm just going to pull up the original manuscript, Exhibit 2005, real quick. I'll do a screen share. Here we go.

Are you able to see the original

CAMILLO RICORDI, M.D.

manuscript Exhibit 2005?

A. Yeah.

Q. Great. So I'm looking at -- I'm going to scroll down to Page 4 of the manuscript and it makes some statements here that I'm going to highlight.

It says, "Mesenchymal stem cells (MSC) have been proposed as a therapeutic modality due to their strong immunomodulatory and reparative processes [sic]"; is that correct?

A. "Properties."

Q. "Properties," correct.

I read that correctly?

A. Yeah.

Q. Okay. So, based on those general benefits, could MSCs from any tissue be used interchangeably with the cells that are claimed in the '176 Patent?

MR. HANSEN: Object to form, vague, calls for speculation.

A. Well, what we were trying to define is like starting from this finding, we started developing a potency test to see, then you can compare cell from different sources. And, to our

CAMILLO RICORDI, M.D.

surprise, we found that indeed there are big differences MSC to MSC preparation or source. But, in general, MSC, mesenchymal cells, had been proposed by several group. In fact, we were going to use them in Type 1 diabetes. There is ongoing trial in Alzheimer. And I think the last time I check on MSC clinical trial, there were over 180 clinical trials.

And the reason that it is so interesting is because of they're proposing immunomodulatory and tissue repair regeneration properties that can help different disease condition, not just COVID or ARDS.

Q. Right.

But those properties are generic to MSC's generally; that right?

MR. HANSEN: Objection, form, vague as to those properties, ambiguous.

Q. The immunomodulatory and reparative properties are generic to MSCs generally, correct?

A. They're proposed to be generic for MSC in general. But, in reality, they're very different because depending -- that's why the

CAMILLO RICORDI, M.D.

status are not homogenous and --

THE STENOGRAPHER: I'm sorry, I'm sorry. Repeat that.

A. Yeah, they've been proposed to have this kind of properties. But reality is that clinical trials have experienced different results and are -- in my opinion, is different sources of MSC, different processing methods, different way of expansion made generic cells that are more or less powerful or not powerful at all. We found that some MSC sources preparation that doesn't have at all effect on cytokine storm or on modulation of TNF and TNF Receptor 2. So that I don't believe that for MSC are equal in their potential therapeutic properties, as far as the immunomodulation of reparative properties.

Q. Okay. It sounds like the handling of the cells is important; is that correct?

A. And the source. Like, if you use Wharton's Jelly or subepithelial lining or bone marrow or adipose tissue, they may have different properties.

Q. Okay.

A. So we tested another umbilical cord

RESTEM 1085
IPR2021-01535

CAMILLO RICORDI, M.D.

MSC preparation from another method and another company from India and, actually, we had no effect whatsoever. So we stop immediately the collaboration.

Q. Okay.

A. And, unfortunately, you know, there are groups that infuse MSC everywhere -- South America, Europe, Asia -- with -- I don't think many will use potency test or in that characterization to make sure what they're injecting is viable and powerful but that there is a therapeutic effect.

Q. Okay. I'm going to move onto another exhibit.

First, I'm going to show you Paragraph 23 of your declaration again.

A. Uh-huh.

Q. Here, the same paragraph. This is regarding the Phase 1/2A trial and Phase III clinical study, which you say FDA approved and you supported with Exhibit 2006.

Do you see that here?

A. Yeah.

(The witness reads to himself.)

CAMILLO RICORDI, M.D.

Q. This is the August 4, 2021 e-mail from the center for biologics evaluation. I'm going to pull up Exhibit 2006 so you can see it right now.

(Deposition Exhibit 2006, e-mail string, was previously marked for identification.)

Q. There you go.

Do you recognize this e-mail?

A. I don't remember, but it's probably right.

Q. Okay. This is your e-mail address, though, correct, CRicordi@med --

A. I was copied on that e-mail and Raj is the head of our regulatory unit that interacts with FDA.

Q. Okay. So, again, this is Exhibit 2006. I'm going to now pull up a document that's labeled Exhibit 2024.

(Deposition Exhibit 2024, e-mail string, was previously marked for identification.)

Q. And I'm going to show that to you as well.

CAMILLO RICORDI, M.D.

A. Okay.

Q. Again, so this is another e-mail. This is from you CRicordi@med.Miami.edu.

Do you recognize this?

A. Yeah, if you have it. I don't have any reason to question it. But I don't recognize it. I see thousands of e-mails a week and I...

Q. Yeah. You can't recall them all; is that right?

A. Exactly. I believe you.

Q. Okay. So I'm trying to understand how this document labeled Exhibit 2024 is related to the Phase 1/2 and 3 clinical trial. So this person Virginia who is --

A. FDA, yes, that's FDA officer.

Q. Yes. Can you explain to me to the best you can how this is related, how this e-mail chain is related to the clinical trial?

I can scroll through here --

A. So...

(The witness reads to himself out loud.)

So we heard -- so this was along -- like, the Phase 1/2a trial was, like, approved in

CAMILLO RICORDI, M.D.

like less than two weeks and the Phase III trial requirement of back and forth with FDA. So they make several comments, several criticism, several question and -- but at the end the questioning was centered on the need for us to prove and validate the potency test. Because we show -- this paper doesn't validate the potency test, the one that you see that I give you the link. That only is an observation that shows that in the patient treated, we observe modulation of pro-inflammatory cytokines that increase soluble TNF Receptor 2.

But it didn't prove that you could use it as a potency test to release product that are viable and potent compared to other maybe less viable or less potent. So that's why FDA in the tons of e-mail exchanges and changes and modification and revisions that finally they approved the Phase III trial only when we had the potency test defined and characterized.

Q. Okay. As I scroll down -- let me get to Page 5 here.

So parts of this e-mail chain have been redacted here. Why is it -- and this is --

CAMILLO RICORDI, M.D.

I'm just going to read what I can.

It says, "We have the following comments regarding your proposal to modify primary efficacy end points two," and then it is all redacted.

Why is all the information regarding the end points redacted in the e-mail?

MR. HANSEN: And, Counsel, this was redacted by our side at the request of Dr. Patel as confidential information. So, to the extent that Dr. Ricordi recalls that, I'm going to instruct him not to disclose that on the record.

A. I don't recall.

Q. Okay. Dr. Ricordi, you're saying you don't recall what's been redacted?

A. I don't recall. But I know if you look at the final approved Phase III trial, it should have what are the final efficacy end point. Like, I remember in general, like, we didn't want to focus the primary end point on mortality like in the first trial, because with the evolution of the standard of care, there was no longer the mortality and the control group was not like -- very likely it was not as bad. It

CAMILLO RICORDI, M.D.

was not over 50 percent of the patient dying within one month.

So I think that the primary efficacy end point was on more time to recover and other markers and FDA required like the mortality to be moved to 60 or 90 days pass infusion, not 30 days, not early.

Q. Okay.

A. And I think it is -- yeah, it was like -- I think is what Mesoblast point in trouble with their trial because they put mortality as a primary end point, I think. And then right now we may have less than 25 percent mortality in COVID ARDS with modern treatment.

Q. Okay. And same question about the secondary end points. You see here it reads, "as the secondary end points please include," and then the following words are all redacted.

Do you recall anything about this, what this secondary end points were?

MR. HANSEN: And I'm going to just have the same objection.

A. Yeah, I don't. I don't recall. But, in general, I know that the end points were

CAMILLO RICORDI, M.D.

mortality but not 30 days. It was longer, maybe 60 days or 90 days and then there was time to recovery was likely another end point.

Q. Okay. And let's see here.

In the e-mail chain, as we scroll up here in this July 27, 2021 e-mail, you write to Ms. Ocampo, "attached please find our responses."

Do you recall, you know, what those "responses" were, what you were referring to?

A. I don't recall them. But I could ask Dr. Hirani because practically I was the person eventually communicating with FDA. But the regulatory team and the manufacturing team and there was a whole group involved in drafting the responses.

Q. Okay.

A. So Dr. Khemraj Hirani and Dr. Giacomo Lanzoni would be the one who may recall all the details.

Q. Okay. Alright. I'm going to go back to your declaration, Dr. Ricordi.

You see your declaration? I'm going to Paragraph 24 here.

A. Yeah.

CAMILLO RICORDI, M.D.

Q. Okay. And, specifically -- here we go.

Specifically, Paragraph 24 reads, "An important contributing factor in the FDA's approval of any Phase III study/trial is the availability of a potency test to assess the cell that have to be clinically used. University of Miami investigators have developed a predictable and reproducible potency assay that was originally developed to compare different sources of mesenchymal stem cells patent pending. This potency test was also used to assess Claimed Cells."

So you have mentioned "potency tests" a couple of times already day, but maybe you could do it again in more detail and explain why developing a potency test for -- let me back up.

What is a "potency test"?

A. "Potency test" is a test that you perform before using the cells clinically for an indication and that can assess or try to predict to the best of available information what would be the effect of the cells post-infusion.

For example, in pancreatic islet

CAMILLO RICORDI, M.D.

transplantation, the potency test is glucose-stimulated incidence secretion on the final cell product that you use.

And in the case of pancreatic islet, it is very simple because these are cells that produce insulin. So you stimulate with glucose and you see how much increase the insulin production.

In the case of mesenchymal cells was more vague because we have to show something that is linked to the potential effect on cytokine storm, immunomodulation and inflammatory. So we had to develop based on the observation of the initial trial and I think other people also publish on, you know, cytokine -- inhibitions of cytokine storm or immunomodulatory and immunomodulatory and antiinflammatory effect of the cells. So we said, let's develop this potency test to see so that we can compare. So now every batch that we produce will have to meet the criteria of potency test that are sufficient to release the cells for clinical use.

So, in a way, a potency test is an assessment of the power of the cells to exert

CAMILLO RICORDI, M.D.

their productive therapeutic effect. That is the reason that you're using the cells for.

Q. Okay. And you just mentioned "criteria."

Can you state specifically exactly what "criteria" you're referring to?

A. Yeah. You have baseline secretion of a given cytokine or product of organ in this case soluble TNF Receptor 2 and then you have stimulated levels. In the case of islets, you have baseline insulin secretion and then glucose-stimulated insulin secretion. And then you can develop a stimulation index that is like how much above basal levels the cells secrete to indicate that they are responding somehow.

Q. Okay.

A. It's not a perfect test, because it's not stimulating in vivo situation with other dozens of cytokines and microenvironment milieu that these cells find, but it's like a way to standardize in vitro testing of any cell product to try to estimate what could be the biological effect.

Q. Okay. And, just for clarification,

CAMILLO RICORDI, M.D.

the in vitro test, this is just a test that's done in cells in culture?

A. Yes, that's correct.

Q. And it's not done in in vivo, in human beings or any other animals?

A. No, not in this case. In the case of pancreatic islets, you can have potency test. Or in some in vivo, you make animal immune incompetent mice that cannot reject tissue. You can transplant them with insulin secreting cells that are used in diabetes and you look if you can reverse diabetes in the animal model. But in this case, we didn't have any in vivo model.

Q. Okay. Is the potency test a better or more accurate indicator of umbilical cord MSC biological effect compared to the cell surface markers?

MR. HANSEN: Object to form, vague, ambiguous, compound.

A. In my opinion, yes, because, you know, the markers can identify that the cell is in the category of cells, but then the potency of the cell source, as we actually experience, can vary dramatically from one cell product to the

CAMILLO RICORDI, M.D.

other or from one source of the mesenchymal cells to the other. So it's not a type of marrow MSC is equal to a placental --

THE STENOGRAPHER: I'm sorry.

THE WITNESS: Sorry. Yes, I was too fast.

THE STENOGRAPHER: Yes.

A. It is not -- in my opinion -- it is not in every one opinion actually. It's not that MSC from type of marrow equal to MSC from adipose tissue or two placental instruction or umbilical cord subepithelial lining versus Wharton Jelly. So there can be -- so the biologic -- the surface marker identify the cell, but don't tell you if that cell dead or potent. So that's why you perform viability, absence of endotoxin that would affect also. End potency that is the closest you can go to try to define what kind of power those cells have.

Q. Okay. And I see here in Paragraph 24 you refer to the University of Miami investigators developing this potency assay.

So which University of Miami investigators developed it?

Page 78

CAMILLO RICORDI, M.D.

A. The one in the paper. It is -- practically is Kouroupis and Lanzoni are the two main co-inventors in the patent let's say.

Q. Right. And that was my next question then. So I see you refer to a patent pending here.

Do you know -- so, I guess, you know the investigators.

Those two investigators, those are also the inventors of the patent?

A. Yeah, I don't recall the complete list, if there is another one or -- but those were the two name.

Q. And do you know anything about the patent that is pending?

A. I know that it's still pending. And I know for some people they says it's difficult that we'll be allowed because is, you know, for some people could be interpreted as obvious, but then there are other potency tests that, I believe, that tested some soluble TNF Receptor 1 instead of two. And so I don't know. But it is a patent that we developed testing different sources of MSCs and is not a Jadi Cell patent.

Page 79

CAMILLO RICORDI, M.D.

That's why we develop independently.

Q. Okay. But you're not familiar with the contents of the patent; is that correct?

A. Well, I read it at sometime. But I know that it is -- that there this is in vitro stage of stimulation of the cells. It's an aliquot of the cell product with the cytokine mix and then there is a measurement of the soluble TNF Receptor 2 at baseline and after stimulation.

Q. Okay. Do you know when the potency test was developed approximately?

A. Yeah, it was developed after the Phase 1/2a trial when we submitted the first draft of the Phase III trial to FDA and they told us -- one of the comment was that we need to develop a potency test in Phase III trials. So we went back to the laboratory and worked on it.

Q. And do you know, approximately, when the reference patent application was filed?

A. I don't know, but I can find it for you. There is a system of -- I have to ask the tech transfer office again. I don't recall the date.

Q. Okay. Well, okay. Don't worry about

Page 80

CAMILLO RICORDI, M.D.

the date for the moment.

Do you know whether the '176 Patent describes what's used in the potency test?

MR. HANSEN: Object to form. Dr. Ricordi has already said he doesn't know what's inside the '176 Patent.

A. Yeah, I don't -- I don't know if it is contained. I think it's unlikely because we had to develop the test and I think if there would be a potency test validated in that patent, we would be informed.

Q. Okay. And I guess it's the same answer to this question then.

So do you know if any of the claims of the '176 Patent recite the potency test?

MR. HANSEN: Same objection.

A. No, I don't. I don't know. But I guess if they do, then they will invalidate -- the Jadi cell would invalidate our patent.

Q. And I think one more question I think I know the answer to.

But do any of the claims in the '176 Patent require the use of the potency test?

MR. HANSEN: Same objection.

Page 81

CAMILLO RICORDI, M.D.

A. I don't know.

Q. Okay. Alright. I'm going to move on to Paragraph 26 of your declaration.

Okay. So you say here, for pharmaceuticals such -- I'm sorry, let me start again.

"For pharmaceuticals, such information can be ascertained based on pharmacokinetics. However, determining a predictable and reproducible potency assay is challenging in the industry of stem cell therapy due, for example, to the fact that living cells react to their environment which can create unpredictability in the results."

So can you explain why developing a potency test for stem cell therapy is "challenging"?

A. Yeah, it's challenging because the cells react to the microenvironment that they meet. So, for example, if you want them to generate -- to help generate bone or cartilage or other reparative effect, you wouldn't develop a potency test based on immunomodulatory and antiinflammatory properties.

CAMILLO RICORDI, M.D.
So the potency test has to be tailored to the application that you are targeting because they react to the different microenvironment they found when you transplant them in vivo. So, while a drag is easier because they have a certain life dose and you can test the effect with all your toxicology studies and efficacy studies and the source material is always a reproducible, et cetera. In a case of stem cell therapy become more challenging depending on the cell source and depending on the clinical application.
For example, now we are doing the trial with Vertex on stem cell derived pancreatic islets infused in diabetic patients and that is an easy answer because you know they have to secrete insulin in response to glucose. But, for example, if you do a trial of mesenchymal cell in ALS, for example, it's very challenging to define, you know, end point and potency. But if you, in general, you say if you are addressing an autoimmune condition that is characterized by an hyper-inflammatory and hyper-immune response or aberrant immune or inflammatory response, it is

CAMILLO RICORDI, M.D.
likely that the potency test can be based on their ability to mount such antiinflammatory response when exposed to an inflammatory milieu. And that's how we develop this potency test.
But it is a potency test that you would use in the future for trials in Type I diabetes or in other autoimmune diseases or in COVID-19 cytokine storm, as we said with ARDS, but may not be a test that you do like if you are developing like a cell product like Alofisel to treat Crohn fistula or to try to promote cartilage regeneration in an osteoarthritis model.
Q. Okay. So I'd like to dive a little bit deeper into the statement you make in the declaration that living cells react to their environment.
So, basically, as you have cells growing in a tissue culture dish, if you treat them differently, then they're going to change in some way; is that accurate?
MR. HANSEN: Objection to form, vague and ambiguous.
A. Well, in general, we know that, you

CAMILLO RICORDI, M.D.
know, you can recondition by reactors and make cells change in their function is one of our research currently ongoing actually; can you make cells that are more powerful depending on the indication that you want to use. So, like if you expose them to an ischemic like lack of oxygen microenvironment, would they generate more proangiogenic factors to favor revascularization or other applications.
So we know -- for example, we were thinking to cut biological scaffold of MSC, mesenchymal cells, to provide an immunomodulatory microenvironment to transplant them pancreatic islets to cure diabetes in absence of immunosuppressive drugs and what we found out is when you cut scaffolds with MSC, they lose their ability, immunomodulatory ability. They change. They think that they have to develop or promote the development of fibrosis or bone or cartilage.
This is why Kaplan -- I know Kaplan called them "Medicinal Signaling Cells" recently because they are cells that are ubiquitously distributed on the perivascular tissue and are thought to be coming from parasites that caught

CAMILLO RICORDI, M.D.
or capillaries in microvasculature. And then if you have an injury, inflammation or an infection or a stab wound, then they get activated and become mesenchymal cells and they can contribute to tissue regeneration or repair in the...
So the umbilical cord MSC that are thought to be a baby origin is like the youngest cells, the most immature -- not immature but the youngest. It's ten zero plus birth. So that they are thought to be -- maybe they are so powerful also because of that not aging mesenchymal cells, like you can find another indication if you take them from adipose tissue of an aging patient or a bone marrow biopsy from an aging patient.
Q. Okay. So, just to dig in on the living cells react to their environments.
So, as you handle or your team handles the cells you receive from Jadi Cell, you are passaging the cells, for example, and you're growing them to confluence, I believe, is what you said, correct?
A. Yes.
Q. And when you passage the cells, you

RESTEM 1085
IPR2021-01535

CAMILLO RICORDI, M.D.
treat them with enzymes like trypsin or something like that, correct?
MR. HANSEN: Object to form, vague.
A. Yeah, I believe there are both enzymatic and nonenzymatic ways to separate, to detach the cells. But, yes, I believe there is some sort of mild trypsin.
Q. That's my next question, I guess, then.
Did your team use enzymatic passaging methods?
A. I believe so. I think that they used the standard mild trypsinization to detach the cell from the surface.
Q. Okay. And would that type of treatment change the cells because they're reacting to their environment?
MR. HANSEN: Object to form, vague.
A. I don't believe that they change because we did, you know, we did the potency test on different passages and we have to do the potency test also in different times of cryopreservation like at six month, one year to convince FDA that it was a reliable method to

CAMILLO RICORDI, M.D.
assess the potency of the cell product and that remains unchanged over time or during different passages.
So I don't think that the trypsin that is used to detach the cells would change the functional competence of the cells. But if you put them in in vivo in a different microenvironment, they could be exposed to different signals that have not trypsin, but they could see bone or calcification or the generative cartilage or ischemic vision or wounds, ulcer, fistula.
Q. So, when you say you don't think that the cells would change, you're saying the change based on the potency assay and, specifically, looking for things like what you said, soluble TNF receptor, correct?
A. Yeah. And the limited set markers, the limited set of markers that we tested so...
Q. Limited set of markers, right.
A. Yeah.
Q. So it's possible that the handling of the cells would result in a change of other markers that you didn't test for?

CAMILLO RICORDI, M.D.
MR. HANSEN: Objection, calls for speculation.
A. Yeah, I think it is unlikely. But I cannot say it's impossible.
Q. Okay. That's fine.
I asked this question already in a different way, but I'll ask it here.
So how does the potency test that University of Miami developed relate to the '176 Patent?
A. It doesn't, in my opinion. I hope it doesn't relate at all, because otherwise it would be invalidated or claimed by Jadi Cell on their own potency test. But we developed because we are doing other trials in test in diabetes and Alzheimer's and autoimmune diseases. There are many more trials planned with our own sources of MSCs.
As noted, we are out of this emergency of the COVID pandemic and I wanted to be able to cure people during the peak because of this litigation in part. So that we wanted to develop a potency test that could be used for our own application and compare different cell

CAMILLO RICORDI, M.D.
products.
There is another patent that I have on a stem cell isolator. It's a piece of equipment that doesn't use enzyme. We have been testing different perinatal tissue like amniotic membranes, placenta, umbilical cord. So we wanted the potency test that could us allow to compare the potency of different sources and different methods of construction, different methods for expansion like using 3D battery reactors versus a two dimensional culture system. So I believe it's an independent study and it's not related to any patent.
Q. I'm going --
A. We panned out. Because since I don't know the patent, then maybe Dr. Patel will say, wait a minute, this was already covered by our patent and that will invalidate our patent application.
Q. Okay. I'm going to jump to Paragraph 29 of your declaration now. Here this paragraph reads, "Accordingly, the Phase III trial could potentially take less than six months to finish, at which point the cells could be

commercially available to patients."

So has the investigational product been approved for commercial use by the FDA as of today?

A. No, it has not been approved because you blocked the progress of this trial, to my interpretation, because nobody wants to hand it since there is a litigation in progress. So I could estimate how many people died because of this litigation, but it is really unfortunate. My deposition and my intention was never -- I never claimed that one cell is better of the other or the patent is infringed or not. I just wanted to use the cells for a Phase III trial, which we still cannot start now or is not in progress, to my knowledge.

Q. Okay. And, in your experience, what percentage of investigational products get approved by FDA?

A. Well, I think I read somewhere that Phase I trial may have a success rate of 75 or 80 percent and then the Phase III trial may fail or have 15/20 percent probability of success. And then after the Phase III trial, you have to

go through biologic license application and so there are several steps. But I believe that that specific -- you know, when we had the peak of COVID, when we still had COVID, in a multi-site could be realized and completed in a few months, because the total number of subjects to receive the product was 64, if I remember correctly, or 128 total divided 50/50 between control group and therapeutic group.

Q. Okay. So, in the paragraph above Paragraph 28 of your declaration you state here that, "My group has been able to scale production of the Claimed Cells without difficulty."

So is there any link between the ability to make the product and getting approval of the product other than just to test it?

MR. HANSEN: Object to form, vague.

A. I think to make it commercially viable, you need to have a scale up manufacturing capability and also the cost of generating the cell product can decrease depending on efficacy of your expansion system. So now we've been looking at different expansion strategies and technologies including now we're using -- not

with the Jadi Cell but with our own independent Master Cell Bank. We're using now 3D, three-dimensional bear reactor. (INAUDIBLE), for example, is one of them. And you can scale up the expansion and the production to much higher level and less cost.

Q. So that's with respect to the commercialization.

But the question is about getting FDA approval.

Is there any link and ability to make it and get FDA approval other than to test it?

A. No, I don't think -- I don't think FDA cares about your ability to scale up production. But we wouldn't be interested, if we cannot meet the demand, for example. And I think the commercial value of something depends also in your ability to produce it in sufficient doses to treat the target population.

Q. Okay.

A. It's not -- I don't think that FDA will ask. But, you know, of course, they will ask you, are you really going to produce it. And they are more worried if you have consistency

between production of batches. But they don't care if one batch has 1 billion and the other has 6 billion cells. That is not relevant to the cost efficacy of the procedure and if agency don't usually care about cost.

Q. Okay. And once a Phase III trial is complete, does that automatically result in approval by the FDA?

A. Well, hopefully, yes. Like, if it's completed success when you meet the primary end points and everything looks good, they should allow. If things started -- if there's not this batch to batch variability, inconsistent results, if you don't meet the primary end point or if you have problem in the direction, I guess, they will not.

Q. So every time a Phase III trial is complete, it automatically results in approval?

MR. HANSEN: Object to form, mischaracterizes testimony, vague.

A. No, I don't think it's automatic. I think it's important step of the process.

Q. Okay. But there are processes in between completion of Phase III and approval,

RESTEM 1085
IPR2021-01535

CAMILLO RICORDI, M.D.

correct?

A. Yeah, you have to have success for completion of the Phase III and Mesoblast may be an example of why they've been asked to do another Phase III trial.

Q. Okay. And so, to put it another way, it's possible that the FDA denies approval after the Phase III study is complete --

MR. HANSEN: Objection to form.

Q. -- right?

MR. HANSEN: Vague, calls for speculation.

A. Yeah. It will be very surprising and highly unlikely that FDA will deny approval after a successful Phase III trial. But, of course, they have to analyze their results, the consistency and all the detail before making such. And sometimes it's controversial. You can have the Advisory Committee make recommendation to approve and FDA decides not to approve based on their analysis of their manufacturing, consistency batch to batch that doesn't allow you to predict potency plus. You know, if you have responders and non-responders that they may think

CAMILLO RICORDI, M.D.

that are related to inconsistency in the cell manufacturing, they cannot approve the trial.

But so completing a Phase III trial doesn't guarantee approval. From successfully completing Phase III trial is very likely that will lead to approval. I don't see why it shouldn't.

Q. Okay. I'm going to just jump back for a minute just to ask a follow-up question that I had.

So you received cells from Jadi Cell and your university grew them up in your manufacturing facility, correct?

A. Yeah. Yes.

Q. And those cells were then combined with HSA and heparin and, ultimately, infused in patients, correct?

A. Correct, like, full cell, full MSC independently without Jadi Cell or others would be combined.

Q. Okay. And you didn't test any markers -- or let me put it this way.

After the cells were expanded by the university, you didn't test for any other markers

CAMILLO RICORDI, M.D.

other than what was in the study there, the CD90, CD --

A. CD105, CD90 and in absence of CD45, CD34 and the toxin gram stain negative and cell count.

Q. Right. So you didn't test for any other markers after the cells were expanded other than those, correct?

A. Yeah, because those were the ones that FDA judge were sufficient to -- as product release criteria.

MR. FITZPATRICK: I think we're close to passing the witness. So let's just take a quick five-minute break and we'll come back.

MR. HANSEN: Sounds good.

A. Yes, let me cancel my 12 o'clock.

Do you think we'll be done by 12:30?

MR. HANSEN: Yes.

MR. FITZPATRICK: Going off the record.

A. Just as a general comment. We never tried to study if these cells are better than another cells or one patent is better than the other. I just wanted to use these cells to help

CAMILLO RICORDI, M.D.

people. And the reason I was visibly upset with this development is that it impeded us to treat and save lives during a crisis. And I think it's something that should be up for Congress discussions and seeing how litigation between industries are impairing the ability to treat patients and save lives and some unfortunate.

So I'm not -- you know, the reason your technology could be much better, could be less good and Jadi Cell could be better or less and -- but I don't see why we couldn't complete the Phase III trial because of your arguing with each other. That is not -- is really sad and should be discussed at different levels and I'm not empowered to affect this process but...

Q. Okay. We're going to take a five-minute break now, Dr. Ricordi. We'll be right back.

A. Okay.

(Recess taken 12:14 to 12:16 p.m.)

MR. FITZPATRICK: We don't have any other questions. So we're going to pass the witness.

MR. HANSEN: And I have no further

Page 98

CAMILLO RICORDI, M.D.

questions for Dr. Ricordi.

Thank you for your time today, Dr. Ricordi.

THE WITNESS: Anytime.

MR. FITZPATRICK: Thank you, Dr. Ricordi.

THE WITNESS: Thank you.

(Time noted 12:17 p.m.)

Page 99

CERTIFICATE

I, SILVIA P. WAGE, a Notary Public for the State of New York, Certified New Jersey Court Reporter, Certified Realtime Reporter and Registered Professional Reporter, do hereby certify that prior to the commencement of the examination, CAMILLO RICORDI, M.D., was duly sworn by me to testify the truth, the whole truth and nothing but the truth.

I DO FURTHER CERTIFY that the foregoing is a true and accurate transcript of the testimony as taken stenographically by and before me at the time, place and on the date hereinbefore set forth.

I DO FURTHER CERTIFY that I am neither a relative nor employee nor attorney nor counsel of any of the parties to this action, and that I am neither a relative nor employee of such ... that I am not ... he action.

Notary Public of the State of New York
My Commission expires November 29, 2022
Dated: September 6, 2022

Page 100

JED HANSEN, ESQ.
Hansen@tnw.com

September 7, 2022

RE: Restem, LLC v. Jadi Cell, LLC
8/26/2022, Camillo Ricordi (#5384103)

The above-referenced transcript is available for review.

Within the applicable timeframe, the witness should read the testimony to verify its accuracy. If there are any changes, the witness should note those with the reason, on the attached Errata Sheet.

The witness should sign the Acknowledgment of Deponent and Errata and return to the deposing attorney. Copies should be sent to all counsel, and to Veritext at cs-ny@veritext.com.

Return completed errata within 30 days from receipt of testimony.

If the witness fails to do so within the time allotted, the transcript may be used as if signed.

Yours,
Veritext Legal Solutions

Page 101

Restem, LLC v. Jadi Cell, LLC
8/26/2022 - Camillo Ricordi (#5384103)

ERRATA SHEET

PAGE_____ LINE_____ CHANGE______________________
____
REASON____
PAGE_____ LINE_____ CHANGE______________________
____
REASON____
PAGE_____ LINE_____ CHANGE______________________
____
REASON____
PAGE_____ LINE_____ CHANGE______________________
____
REASON____
PAGE_____ LINE_____ CHANGE______________________
____
REASON____
PAGE_____ LINE_____ CHANGE______________________
____
REASON____

______________________________ ______________
Camillo Ricordi Date

Restem, LLC v. Jadi Cell, LLC
8/26/2022 - Camillo Ricordi (#5384103)

ACKNOWLEDGEMENT OF DEPONENT

I, Camillo Ricordi, do hereby declare that I have read the foregoing transcript, I have made any corrections, additions, or changes I deemed necessary as noted above to be appended hereto, and that the same is a true, correct and complete transcript of the testimony given by me.

______________________________ ________________
Camillo Ricordi Date

*If notary is required

SUBSCRIBED AND SWORN TO BEFORE ME THIS

______ DAY OF _______________, 20___.

____

NOTARY PUBLIC

Restem, LLC v. Jadi Cell, LLC

8/26/2022 - Camillo Ricordi (#5384103)

ERRATA SHEET ~~not~~

PAGE 18 LINE 21 CHANGE they are covered

REASON I was asked to acknowledge that they ARE covered

PAGE 23 LINE 6 CHANGE CD 45 (not CD 35)

REASON

PAGE 25 LINE 12 CHANGE FDA (not ANDA)

REASON

PAGE 29 LINE 12-13 CHANGE we just wanted enough cell products to test...

REASON

PAGE 30 LINE 14 CHANGE Riordan

PAGE 68 LINE 19 HYPERIMMUNE (phonetic)

REASON Page 74 Line 3 insulin secretion

PAGE 30 LINE 20 CHANGE distance (INAUDIBLE)

Page 37 LINE 12 VIALS (not vial)

REASON

PAGE 46 LINE 24 maintain the cell suspension

[signature] 9/7/2022

Camillo Ricordi Date

Restem, LLC v. Jadi Cell, LLC

8/26/2022 - Camillo Ricordi (#5384103)

ACKNOWLEDGEMENT OF DEPONENT

I, Camillo Ricordi, do hereby declare that I have read the foregoing transcript, I have made any corrections, additions, or changes I deemed necessary as noted above to be appended hereto, and that the same is a true, correct and complete transcript of the testimony given by me.

______________________________ 9/7/2022

Camillo Ricordi Date

*If notary is required

SUBSCRIBED AND SWORN TO BEFORE ME THIS

7 DAY OF September, 2022.

____

NOTARY PUBLIC

EDMUNDO CALDERA
MY COMMISSION EXPIRES
OCTOBER 29, 2024
#HH 015682
Bonded thru Notary Public Underwriters
NOTARY PUBLIC, STATE OF FLORIDA